Exhibit 10.47

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is made by and between AON CORPORATION, a Delaware corporation (“Aon” or the “Company”), COMBINED INSURANCE COMPANY OF AMERICA, an Illinois insurance corporation (“Combined”), and RICHARD M. RAVIN (Mr. Ravin or the “Executive”). The effective date of this Agreement is December 13, 2007 (the “Effective Date”).

WHEREAS, Mr. Ravin is currently employed as Chairman of Combined and the terms of his employment are described in an Employment Agreement dated as of August 1, 2005, two side letters dated November 10, 2005, and a letter agreement between Mr. Ravin and Gregory C. Case, the Company’s Chief Executive Officer (“CEO”), dated January 31, 2007 (collectively, the “Employment Agreement”); and

WHEREAS, the Company has announced that it is considering strategic options for Combined and its subsidiaries; and

WHEREAS, the parties agree that Mr. Ravin’s employment with Combined will terminate and that he will subsequently be employed by the Company, on terms and conditions described in this Transition Agreement;

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and other good and valuable consideration, the parties hereby agree as follows:

1.                                       Termination of Employment with Combined. As of the Effective Date, the Executive’s employment with Combined shall terminate and he shall resign his positions as a director and/or officer of Combined and all of its subsidiaries. The termination of the Executive’s employment with Combined (and his resignation as a director and/or officer of Combined or its subsidiaries) shall not constitute a termination within the meaning of any part of Section 4 or any other Section of the Employment Agreement.

2.                   Employment with the Company. The Executive’s employment with the Company shall begin on the Effective Date and, unless earlier terminated pursuant to Section 9 of the Agreement, shall end on the later of (a) March 31, 2009 or (b) the day immediately following the date on which the Organization and Compensation Committee (the “Committee”) of the Company’s Board of Directors meets in 2009 and awards bonus or incentive compensation (the “Employment Period”).

3.                   Role and Responsibilities.

(A)       During the Employment Period the Executive shall serve as Special Advisor to the CEO. As Special Advisor, the Executive shall have senior-level duties and responsibilities as the CEO assigns to him from time to time, which may include sharing his expertise with Company management upon request, and providing general support to the CEO in his management efforts upon request. The Company anticipates that such duties will draw on the Executive’s expertise in the insurance and underwriting industry and his well-established professional relationships with colleagues at Combined and elsewhere. Although the Executive’s duties will be greatly diminished as a Special Advisor, the Executive shall be a benefits-eligible common law employee of Aon.

(B)          The Executive and Combined agree to execute all documents and take all other actions as may be necessary to effectuate the termination of the Executive’s director and officer responsibilities.

(C)          On and after the Effective Date, the Executive may engage in outside activities, including membership on boards of for-profit entities and not-for-profit entities, and trade associations, and employment or consulting with for-profit and not-for-profit entities; provided, however, that such activities (i) may not significantly interfere with the Executive’s performance of his duties hereunder, (ii) may not violate the terms of Section 10 (Noncompetition; Nonsolicitation) and Section 12 (Confidentiality) of this Agreement, (iii) may not include employment or consulting with any entity that is interested in, or is exploring strategic options relating to, the acquisition of Combined, either alone or in combination with other entities; and (iv) with the exception of outside activities in which Executive is engaged as of the Effective date, are pre-approved in writing by the CEO and the Company’s General Counsel as not being in violation of this Section 3(c), which approval shall not be unreasonably withheld.

4.                   Salary. During the Employment Period, the Executive will receive a base salary that is equal to or greater but in no event less than the amount of his base salary as an employee of Combined as of the day prior to the Effective Date, which is $800,000.

5.                   Benefits. During the Employment Period, the Executive will remain eligible for all benefits under all welfare benefit plans offered to executives of the Company during such period (including health, life and disability insurance) on the same terms as offered to executives of the Company generally, with COBRA continuation thereafter as applicable. The Executive will remain eligible for benefits under the qualified and non-qualified retirement plans of the Company in which the Executive participates as of the Effective Date on the same terms as offered to executives of the Company generally, and for benefits under all other qualified and non-qualified retirement plans of the Company. The Executive shall receive a pension from the Company or any successor thereto, upon his termination of employment for any or no reason, subject to the following:

(A)         the pension shall be paid monthly to the Executive for life commencing as of the first day of the calendar month following his termination of employment in an amount equal to one-twelfth (1/12) of .5% of the Executive’s final average pay multiplied by his aggregate number of years of service with the Company (or any affiliate or subsidiary thereof, including Combined) up to 20. The first monthly payment shall include an additional amount of $461,538.46, which amount is equal to the maximum amount that would be paid under the Aon Severance Plan (currently 30 weeks) regardless of whether the Executive otherwise qualifies for such amount;

(B)          the Executive’s final average pay is equal to the average of the Executive’s five highest consecutive calendar years of earnings (salary and bonus) out of his last 10 calendar years of earnings;

(C)          the pension shall be in addition to, and not in lieu of, the Executive’s rights to pension or other retirement benefits under any employee 401(k), pension or nonqualified deferred compensation plan or supplemental executive retirement plan that the Company maintains. The pension provided under this Section shall not in any way affect the Executive’s rights with respect to such other plans and benefits; and

(D)         Attached as Exhibit A to this Agreement is a spreadsheet provided by Aon which Aon represents is a good faith estimate of the amounts of the pension payments due to the Executive hereunder.

6.            Bonus Payments.

(A)         For the 2007 performance year, the Executive shall be paid a bonus of $1,350,000 and the bonus will be fully paid in cash and not subject to the Company’s Incentive Stock Program. The Company shall pay the bonus to the Executive on the first regularly- scheduled pay day in January 2008.

(B)          For the 2008 calendar year, the Executive shall be paid a bonus of $1,350,000, provided that the Company has not properly terminated the Executive’s employment for “Cause” (as such term is defined herein). However, if before December 31, 2008, (i) the Executive dies, (ii) the Company terminates his employment because of a physical or mental incapacity pursuant to Section 9(B) of the Agreement, or (iii) the Company terminates his employment without Cause pursuant to Section 9(D)  of this Agreement, then he shall be paid a pro rata portion of such bonus. If the Executive voluntarily terminates his employment before July 1, 2008, then he shall be paid a pro rata portion of his the bonus. If the Executive voluntarily terminates his employment on or after July 1, 2008, then he shall be paid $1,350,000 as his bonus for 2008. The bonus will be fully paid in cash and is not subject to the Company’s Incentive Stock Program. The Company will pay the bonus to the Executive on the first regularly-scheduled pay day in January 2009.

(C)          For the portion of the 2009 calendar year that ends on March 31, 2009, the Executive shall be paid a bonus of $400,000, provided that the Company has not properly terminated the Executive’s employment for “Cause” (as such term is defined herein) However, if before March 31, 2009, (i) the Executive dies, (ii) the Company terminates his employment because of a physical or mental incapacity pursuant to Section 9(B) of this Agreement, or (iii) the Company terminates his employment without Cause pursuant to Section 9(D) of this Agreement, then he shall be paid a pro rata portion of such bonus. The bonus will be fully paid in cash and is not subject to the Company’s Incentive Stock Program. The Company will pay the bonus to the Executive on the first regularly-scheduled pay day in April 2009.

7.            Outstanding Equity Awards.

The transition of the Executive’s employment from Combined to the Company as of the Effective Date shall occur without interruption to the vesting of the Executive’s outstanding equity-based awards, including without limitation the restricted stock units and the performance-based award granted to the Executive pursuant to the Employment Agreement and the Company’s Leadership Performance Program, and all such awards shall continue to be subject to the terms and conditions set forth in the original award documentation, subject to the following exceptions:

(A)         If Executive is employed by Company on March 31, 2009, the Executive shall fully vest in his award under the Company’s Leadership Performance Program for the performance period beginning January 1, 2007 through December 31, 2009, and Executive’s award shall equal the amount he would have received had he been employed by the Company on December 31, 2009.

(B)          On the earlier of (i) 30 days after the closing date for the sale (pursuant to one or more definitive purchase agreements), spin-off or other transfer of Combined and (ii) the first regularly scheduled pay day of January, 2009, the Company shall pay Executive $3,500,000 in cash (in lieu of Company stock) as Executive’s 2009 Performance Award (which Award is described in the November 10, 2005 letter from the Company to the Executive), unless the Company properly terminates Executive for Cause (as defined herein) on or after the Effective Date and before March 31, 2009.

8.            Expense Reimbursement.

(A)         During the Employment Period, the Company shall reimburse the Executive in accordance with the Company’s policies and procedures for all proper expenses he incurs (including but not limited to expenses for home offices, club memberships and automobile) in the performance of his duties hereunder. In addition, the Company will reimburse the Executive for reasonable legal fees and other expenses he incurs in connection with the negotiation and drafting of this Agreement.

(B)         The Executive agrees that as of the Effective Date he will be required to relocate his office from Glenview, Illinois in order to perform the duties and responsibilities set forth herein and that the Company will allow him to maintain offices at his personal residences in Illinois and/or Florida. The Company shall either reimburse the Executive for all proper expenses he incurs, or pay him directly for any such proper expenses, in order to establish and maintain such home offices, which he shall do within a reasonable time after the Effective Date of this Agreement.

(C)         The expenses eligible for reimbursement during any taxable year of the Executive shall not affect the expenses eligible for reimbursement in any other taxable year of the Executive.

(D)         Reimbursement of expenses shall be made promptly after the Executive incurs them but in any event no later than the last day of the taxable year of the Executive following the taxable year in which the Executive incurs such expenses.

9.            Termination.

(A)       Death. Upon the death of the Executive during the Employment Period, this Agreement shall automatically terminate and the Executive’s executor, administrator or designated beneficiary shall receive (i) the Leadership Performance Program award described in Section 7(A), (ii) $3,500,000, in cash, as Executive’s 2009 Performance Award (iii) a pro rata portion of the bonus that the Executive would have received for the year of his death under the terms of Section 6, (iv) the Executive’s base salary which shall have accrued to the date of such death, and (v) other accrued and unpaid employee benefits to which the Executive is entitled upon his termination of employment with the Company, including regular and supplemental retirement and disability benefits, in accordance with the terms of the plans and programs of the Company.

(B)         Disability. The Company may, at its option, terminate this Agreement upon written notice to the Executive if the Executive, because of physical or mental incapacity, fails to perform the essential functions of his position, with reasonable accommodation if relevant, required of him hereunder for a continuous period of 120 days or for any 180 days within any 12-month period. Upon such termination, the Executive or his legal representative shall receive (i) the Leadership Performance Program award described in Section 7(A), (ii) $3,500,000, in cash, as Executive’s 2009 Performance Award, (iii) a pro rata portion of the bonus that the Executive would have received for the year of his termination of employment under the terms of Section 6, (iv) the Executive’s base salary which shall have accrued to the date of termination, (v) other accrued and unpaid employee benefits to which the Executive is entitled upon his termination of employment with the Company, including regular and supplemental retirement and disability benefits, in accordance with the terms of the plans and programs of the Company. In the event of any dispute regarding the existence of the Executive’s incapacity hereunder, a physician specializing in the claimed area of incapacity upon whom the Executive and the Company agree shall resolve the matter. The Executive shall submit to appropriate medical examinations for purposes of such determination.

(C)         Cause.

(1)       The Company may at any time, at its option, terminate the Executive’s employment under this Agreement immediately for Cause (as hereinafter defined). The Committee shall make the decision in this regard. The Committee shall give the Executive at least twenty-one days advanced written notice of any meeting at which the Committee proposes to put forward for a vote a decision on whether or not to terminate the Executive for Cause. The written notice shall describe in reasonable detail the basis on which the Committee may conclude that Cause exists. The Executive shall have the opportunity to submit in writing to the Committee any information the Executive thinks necessary. If a majority of the Committee by an affirmative vote at a meeting of its members authorizes a termination for Cause, such determination shall be final and binding upon the Company and the Executive once such determination is reduced to writing and communicated to the Executive. However, the Committee’s authorization of a termination for Cause as defined in Section 9(C)(2) shall not be determinative unless the CEO of the Company and Patrick G. Ryan, the Company’s Executive Chairman, agree in writing to such determination. If Mr. Ryan is no longer serving in that capacity, a person mutually agreed upon between the Company and the Executive, along with the CEO, shall make such decision. In the event the Executive and the Company are unable to affirmatively agree, within 14 days, on the person identified in the foregoing sentence, the parties agree that the Company’s General Counsel will serve in that capacity. In the event the Company has incurred a change in control prior to the termination of the Executive’s employment, his employment may not be terminated pursuant to this Section 9(C) unless he has consented in writing to the identity of the person(s) authorized to make such termination decision. For purposes of this section, a “change in control” means a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

(2)           As used in this Agreement, the term “Cause” shall mean any one or more of the following:

(a)            any material failure (other than by reason of physical or mental incapacity determined in accordance with Section 9(B)) of the Executive to perform his material duties under this Agreement to the satisfaction of at least a majority of the members of the Committee, including, without limitation, any refusal by the Executive to perform such duties or to perform such specific directives of the Committee that are consistent with the nature and scope of the Executive’s duties and responsibilities under this Agreement;

(b)                 any intentional act of embezzlement, fraud or theft by the Executive in connection with his duties hereunder or in the course of his employment hereunder or the Executive’s admission or conviction of, or plea of nolo contendere to, a felony or of any crime involving moral turpitude, fraud, embezzlement, theft or misrepresentation;

(c)                  any gross negligence, or intentional misconduct of the Executive in connection with the performance of his duties hereunder or during the course of his employment that results in a material monetary loss to the Company or damage to the reputation of the Company;

(d)                 any breach by the Executive of any one or more of the covenants contained in Section 10 or 12 hereof; or

(e)                  any material violation of any statutory or common law duty of loyalty to the Company or any of its subsidiaries in connection with his duties hereunder or during the course of his employment.

(3)          Notwithstanding any other provision of this Agreement, the definition of “Cause” is modified in accordance with the fourth paragraph of the November 10, 2007 letter agreement between Greg Case and Executive.

(4)          The exercise of the right of the Company to terminate this Agreement pursuant to this Section 9(C) shall not abrogate the rights or remedies of the Company in respect of the breach giving rise to such termination.

(5)          If the Company properly terminates the Executive’s employment for Cause, as defined in Section 9(C)(2)(b), (c), (d)  or (e), he shall receive the following:

(a)           accrued base salary through the date of the termination of his employment; and

(b)          other accrued and unpaid employee benefits to which the Executive is entitled upon his termination of employment with the Company, including regular and supplemental retirement and disability benefits, in accordance with the terms of the plans and programs of the Company.

(6)          If the Company properly terminates the Executive’s employment for Cause, as defined in Section9(C)(2), he shall receive the following:

(a)          the payments specified by Section 9(C)(5)(b); and

(b)         the continuation of the base salary, at the rate in effect at the date of such termination of employment, for a period of one year from the date of such termination of employment.

(D) Termination Without Cause. The Company may terminate the Executive’s employment, with 30 days’ prior written notice, at any time for any reason other than a reason set forth in Section 9(A), (B) or (C). A decision to terminate the Executive’s employment without cause shall be made jointly and in writing by the CEO of the Company and Patrick G. Ryan, the Company’s Executive Chairman. If Mr. Ryan is no longer serving in that capacity, a person mutually agreed upon between the Company and the Executive shall make such determination. In the event the Executive and the Company are unable to affirmatively agree, within 14 days, on the person identified in the foregoing sentence, the parties agree that the Company’s General Counsel will serve in that capacity. In the event the Company has incurred a change in control prior to the termination of the Executive’s employment, his employment may not be terminated pursuant to this Section 9(D) unless he has consented in writing to the identity of the person(s) authorized to make such termination decision. For purposes of this section, a “change in control” means a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5). If the Executive’s employment is terminated pursuant to this Section 9(D), he shall receive the following:

(1)          the payments and benefits described in Sections 9(C)(5) (b); and

(2)          his base salary through March 31, 2009 at the rate in effect at the date of such termination of employment;

(3)           a pro rata portion of the bonus that the Executive would have received for the year of his termination of employment under the terms of Section 6;

(4)           a pro rata portion of the Leadership Performance Award described in Section 7(A) calculated according to the rules set forth in the Leadership Performance Program document; and

(5)           the full value of the 2009 Performance Award described in Section 7(B).

(E) Voluntary Termination. The Executive may voluntarily terminate his employment with the Company prior to the end of the Employment Period for any reason. If the Executive voluntarily terminates his employment pursuant to this Section 9(E) he shall give the Company 30 days’ prior written notice and he shall receive the following:

(1)          the payments and benefits described in Sections 9(C)(5)(a) and (b) of this Agreement;

(2)          the pro rata, or full, bonus payment for the year of termination as set forth in Section 6 of this Agreement;

(3)          a pro rata settlement of the Leadership Performance Program award as described in Section 7(A), calculated according to the rules set forth in the Leadership Performance Program document; and

(4)          the full amount of the 2009 Performance Award described in Section 7(B), if his voluntary termination occurs after July 1, 2008. If Executive voluntarily terminates his employments prior July 1, 2008, he shall receive a pro rata portion of his 2009 Performance Award. The amount of a pro rata portion of the award shall be calculated by multiplying $3,500,000 by a fraction, the numerator of which is the number of days worked from January 1, 2006 through December 31, 2008 and the denominator of which is 1095.

10.      Noncompetition; Nonsolicitation.

(A)         General. The Executive acknowledges that in the course of his prior employment with Combined and in the course of his prospective employment with the Company, he has and will become familiar with trade secrets and other confidential information concerning the Company and its subsidiaries, including Combined, and that his services will be of special, unique and extraordinary value to the Company and its subsidiaries.

(B)         Noncompetition. The Executive agrees that during the period of his employment with the Company and for a period of two years thereafter (the “Noncompetition Period”) he shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business in which the Executive was involved or had knowledge, being conducted by, or contemplated by, the Company or any of its subsidiaries, as of the termination of the Executive’s employment in any geographic area in which the Company or any of its subsidiaries is then conducting such business.

(C)                Nonsolicitation. The Executive further agrees that during the Noncompetition Period he shall not in any manner, directly or indirectly, induce or attempt to induce any agent or employee of the Company or any of its subsidiaries to terminate or abandon his or her employment for any purpose whatsoever.

(D)                Exceptions. Nothing in this Section shall prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than 2% of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as the Executive has no active participation in the business of such corporation.

(E)           Reformation. If at any time of enforcement of this Section, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. This Agreement shall not authorize a court to increase or broaden any of the restrictions in this Section.

11.           Confidentiality.

(A)               The Executive agrees that, at any time during or after the Employment Period, he will not make any public statements about Combined, the Company, or his employment or termination of employment with either entity, whether oral or written, or any other statements which he reasonably believes are likely to become public and which reasonably could be interpreted, under the circumstances, as disparaging, embarrassing, prejudicial or in any way detrimental to the Company’s interests.

(B)                The Executive shall not, at any time during the Employment Period or thereafter, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company or of any of its subsidiaries, or (ii) other technical, business, proprietary or financial information of the Company or of any of its subsidiaries not available to the public generally or to the competitors of the Company or to the competitors of any of its subsidiaries, including Combined (“Confidential Information”), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of the Executive, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order, or (c) is necessary to perform properly the Executive’s duties under this Agreement. Promptly following the termination of the Employment Period, the Executive shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes, software and other documents and data that constitute Confidential Information that he may then possess or have under his control (together with all copies thereof).

12.                Enforcement. The parties agree that the Company and its subsidiaries would be damaged irreparably in the event that any provision of Sections 10 or 12 were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). The Executive agrees that he will submit himself to the personal jurisdiction of the courts of the State of Illinois in any action by the Company to enforce any provision of Sections 10 or 11.

13.                Cooperation. The Executive agrees to cooperate with the Company during the Employment Period and thereafter by making himself reasonably available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and, if requested, to assist the Company in any such action, suit, or proceeding, including by providing information to and meeting and consulting with the Company’s Board of Directors or its representatives or counsel, or representatives or counsel to the Company, provided that the same does not materially interfere with Executive’s professional activities. The Company agrees to reimburse the Executive for all reasonable expenses he actually incurs in connection with his provision of testimony or assistance.

14.                Release of Claims. The payments and benefits to the Executive pursant to this Agreement are contingent upon (A) the Executive executing and delivering to the Company, during the twenty-one (21)-day period immediately following the date the Company executes this Agreement and presents it to the Executive for his signature, a release of claims in the form attached to this Agreement as Exhibit B (the “Executive Release”), (B) the Executive not revoking the Release during the applicable seven (7)-day revocation period and (C) the Company executing and delivering to Executive a release of claim in the form attached to this Agreement as Exhibit C (the “Company Release”).

15.                Assignability and Binding Nature. This Agreement is not assignable by any party except as permitted herein. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and permitted assigns. No rights or obligations of any party to this Agreement may be assigned, except that the Company’s rights or obligations may be assigned in connection with the sale or transfer of all or substantially all of its assets, provided that the assignee is the successor to all or substantially all of the assets of the Company and such assignee assumes the obligations of the Company as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale or transfer of assets as described in the preceding sentence, it shall cause such assignee expressly to assume the obligations of the Company hereunder. No rights or obligations of the Executive under this Agreement may be assigned other than Executive’s rights to benefits and compensation, which may be transferred but only by will or operation of law.

16.              Notices. Any notices or other communications shall, in every case, be in writing and shall be deemed properly served if (A) delivered personally, (B) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (C) delivered to a nationally recognized overnight courier service or (D) sent by facsimile or other means of electronic transmission (with a copy sent by first-class mail) to the other party at the addresses set forth below:

If to the Company or Combined:	Aon Corporation
200 E. Randolph Street
Chicago, Illinois 60601
Attention: General Counsel

If to the Executive:	At his address shown on the
records of the Company.

With a copy to:	Schiff Hardin LLP
6600 Sears Tower
Chicago, Illinois 60606
Attention: Barry S. Hyman

or such other address as may hereafter be. specified by notice given pursuant to this Section. Date of service of any such notice shall be (A) the date such notice is personally delivered, (B) five (5) business days after the date of mailing if sent certified or registered mail, (C) one (1) business day after the date of delivery to the overnight courier service if sent by overnight courier, and (D) when sent, if sent by facsimile or other means of electronic transmission, between 9:00 A.M. and 5:00 P.M. Central time or the next business day thereafter if sent after 5:00 P.M. Central time.

17.              Survival.  Sections 10 through 14 shall continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period.

18.              Section  Headings.  Section headings contained in this Agreement are for convenience of reference only and shall not affect the meaning of any provision herein.

19.              Entire Agreement.  This Agreement sets forth the entire understanding of the parties and supersedes all previous and contemporaneous oral or written negotiations, commitments, understanding and agreements relating to the specific subject matter contained herein. Any failure of a party to demand complete adherence to one or more of this Agreement’s terms, on one or more occasions, shall neither be construed as a waiver nor deprive such party of the right at any time to insist upon strict compliance. The parties have entered into this Agreement in the belief that its provisions are enforceable. However, if any provision contained in this Agreement shall be held to be unenforceable, such unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such unenforceable provision had never been contained therein. This Agreement shall be construed according to its fair meaning, and not strictly for or against either of the parties hereto. Any modification of this Agreement must be in a written document that each of the parties must sign.

20.        Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of Illinois without regard to principles of conflict of laws. The parties hereto agree to the exclusive jurisdiction of the state and federal courts of located in Cook Country, Illinois for the purposes of any proceeding arising out the this Agreement.

21.              Withholding.  All payments the Company makes hereunder to the Executive shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable tax law or regulation.

22.              Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

23.        Section 409A Compliance. It is intended that any amounts payable under this Agreement and the Employment Agreement and the Company’s and the Executive’s exercise of authority or discretion thereunder shall comply with the provisions of Internal Revenue Code Section 409A and the Internal Revenue Service regulations and guidance thereunder (“Section 409A”) so as not to subject the Executive to the payment of interest and tax penalty that may be imposed under Section 409A. Notwithstanding anything contained herein to the contrary, if, at the Executive’s separation from service, (A) the Executive is a specified employee as defined in Section 409A and (B) any of the payments or benefits provided hereunder constitute deferred compensation under Section 409A, then, and only to the extent Section 409A requires , the date of payment of such payments or benefits otherwise provided shall be delayed for a period of six (6) months following the separation from service and shall be paid on the first day of the seventh month following the date of the separation from service.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first herein above written.

AON CORPORATION
\s\Richard M. Ravin	\s\ Jeremy Farmer
RICHARD M. RAVIN	[name] Jeremy Farmer
[title] Senior Vice President

COMBINED INSURANCE OF
AMERICA

\s\ Richard E. Barry
[name] Richard E. Barry
[title] Vice President

EXHIBIT A

Richard Ravin

Assuming a retirement date of April 1, 2009.

Aon Pension Plan	Monthly	Annual

Life Annuity	$10,117.12	$121,405.44
Joint and 100% Survivor Annuity	$8,475.11	$101,701.32
Joint and 75% Survivor Annuity	$8,833.26	$105,999.12
Joint and 50% Survivor Annuity	$9,223.78	$110,685.36
Five Year Certain and Life Annuity	$9,87633	$118,515.96
Ten Year Certain and Life Annuity	$9,344.17	$112,130.04
Fifteen Year Certain and Life Annuity	$8,701.74	$104,420.88

Aon Excess Benefit Plan	Monthly	Annual

Life Annuity	$31,549.55	$378,594.56
Joint and 100% Survivor Annuity	$26,429.06	$317,148.72
Joint and 75% Survivor Annuity	$27,545.91	$330,550.92
Joint and 50% Survivor Annuity	$28,763.72	$345,164.64
Five Year Certain and Life Annuity	$30,798.67	$369,584.04
Ten Year Certain and Life Annuity	$29,139.16	$349,669.92
Fifteen Year Certain and Life Annuity	$27,135.76	$325,629.12

5 Year Certain Only	$71,534.18	$858,410.12
10 Year Certain Only	$40,841.61	$490,099.33

Contractual Pension per Sea. 3(f)	Monthly	Annual

Life Annuity	$16.899.61	$202,795.31
Joint and 100% Survivor Annuity	$14,156.80	$169,881.60
Joint and 75% Survivor Annuity	$14,755.05	$177,060.60
Joint and 50% Survivor Annuity	$15,407.37	$184,888.44
Five Year Certain and Life Annuity	$16,497.40	$197,968.80
Ten Year Certain and Life Annuity	$15,608,48	$187,301.76
Fifteen Year Certain and Life Annuity	$4535.35	$174,424.20

5 Year Certain Only	$38,317.50	$459,809.95
10 Year Certain Only	$11,876.93	$262,523.17

Aon Severance Plan Amount		$461,538.46

EXHIBIT B

GENERAL RELEASE OF ALL CLAIMS

1.                 This document (the “Release”) is attached to, is incorporated into, and forms a part of, the Transition Agreement, dated December 13, 2007 (the “Agreement”) by and between Aon Corporation (“Aon”), Combined Insurance Company of America (“Combined”), and Richard M. Ravin (the “Executive”). For valuable consideration, the adequacy of which is hereby acknowledged, the undersigned the Executive, on his own behalf and on behalf of his heirs, executors, administrators, successors, representatives and assigns, does herein unconditionally release, waive, and fully discharge Aon, its affiliates and subsidiaries including Combined (and including successors and assigns thereof) (collectively, the “Company”), and all of their respective past, present and future employees, officers, directors, agents, predecessors, administrators, representatives, attorneys, and shareholders, and employee benefit plans, from any and all legal claims, liabilities, suits, causes of action (whether before a court or an administrative agency), damages, costs, attorneys’ fees, interest, injuries, expenses, debts, or demands of any nature whatsoever, known or unknown, liquidated or unliquidated, absolute or contingent, at law or in equity, which were or could have been filed with any Federal, state, or local court, agency, arbitrator or any other entity, based directly or indirectly on the Executive’s employment with and separation from the Company or based on any other alleged act or omission by or on behalf of the Company prior to the Executive’s signing this General Release. Without limiting the generality of the foregoing terms, this General Release specifically includes all claims based on the terms, conditions, and privileges of employment, and those based on breach of contract (express or implied), tort, harassment, intentional infliction of emotional distress, defamation, negligence, privacy, employment discrimination, retaliation, discharge not for just cause, constructive discharge, wrongful discharge, the Age Discrimination in Employment Act, as amended (the “ADEA”), Executive Order 11,141 (age discrimination), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866 and 1871, 41 U.S.C. §1981 (discrimination), 29 U.S.C. §206(d)(l) (equal pay), Executive Order 11,246 (race, color, religion, sex and national origin discrimination), the National Labor Relations Act, the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Family Medical Leave Act, the Immigration Reform and Control Act, the Vietnam Era Veterans Readjustment Assistance Act, §§503-504 of the Rehabilitation Act of 1973 (handicap rehabilitation), any federal, state or local fair employment, human rights wage and hour laws and wage payment laws, and any and all other Federal, state, local or other governmental statutes, laws, ordinances, regulations and orders, under common law. This General Release shall not waive or release any rights or claims that the Executive may have which arises after the date of this General Release or any rights to indemnification under Section 16 of the Agreement.

2.                 The Executive intends this General Release to be binding on his successors, and the Executive specifically agrees not to file or continue any claim in respect of matters covered by Section 1 above. The Executive further agrees never to institute any suit, complaint, proceeding, grievance or action of any kind at law, in equity, or otherwise in any court of the United States or in any state, or in any administrative agency of the United States or any state, county or municipality, or before any other tribunal, public or private, against the Company arising from or relating to his employment with or his termination of employment from the Company and/or any other occurrences to the date of this General Release, other than a claim challenging the validity of this General Release under the ADEA or respecting any matters not covered by this General Release.

3.                 The Executive is further waiving his right to receive money or other relief in any action instituted by him or on his behalf by any person, entity or governmental agency in respect of matters covered by this General Release. Nothing in this General Release shall limit the rights of any governmental agency or the Executive’s right of access to, cooperation or participation with any governmental agency, including without limitation, the United States Equal Employment Opportunity Commission. The Executive further agrees to waive his rights under any other statute or regulation, state or federal, which provides that a general release does not extend to claims which the Executive does not know or suspect to exist in his favor at the time of executing this General Release, which if known to him must have materially affected his settlement with the Company.

4.                 In further consideration of the promises made by the Company in this General Release, the Executive specifically waives and releases the Company from all claims the Executive may have as of the date of this General Release, whether known or unknown, arising under the ADEA. The Executive further agrees that:

(A)         the Executive’s waiver of rights under this General Release is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990 (“OWBPA”);

(B)          the Executive understands the terms of this General Release;

(C)          the Company is hereby advising the Executive in writing to consult with an attorney prior to executing this General Release;

(D)         the Company is giving the Executive a period of twenty-one (21) days within which to consider this General Release;

(E)          following the Executive’s execution of this General Release, the Executive has seven (7) days in which to revoke this General Release by written notice. An attempted revocation not actually received by the Company prior to the revocation deadline will not be effective; and

(F)          this General Release shall be void and of no force and effect if the Executive chooses to so revoke, and if the Executive chooses not to so revoke this General Release shall then become effective and enforceable.

5.           This General Release does not waive rights or claims that may arise under the ADEA after the date the Executive signs this General Release. To the extent barred by the OWBPA, the covenant not to sue contained in Section 2 does not apply to claims under the ADEA that challenge the validity of this General Release. The Executive specifically acknowledges that, accept as specifically described above, it is his intention to release all claims known and unknown.

6.          To revoke this General Release, the Executive must send a written statement of revocation to the Company to the address provided in Section 19 of the Agreement. The revocation must be received no later than 5:00 p.m. on the seventh (7th) day following The Executive’s execution of this General Release. If the Executive does not revoke, the eighth (8th) day following the Executive’s acceptance will be the “effective date” of this General Release.

7.          Effective upon the lapse of the seven (7) day revocation period and provided the Executive elects not to revoke this General Release, the Company and its affiliates hereby release the Executive, his heirs, successors, representatives and assigns from any an all legal claims, liabilities, suits, causes of action (whether before a court or an administrative agency), damages, costs, attorneys’ fees, interest, injuries, expenses, debts or demands of any nature whatsoever, known or unknown, liquidated or unliquidated, absolute or contigent, at law or in arbitrator or any other entity, based directly or indirectly in the Executive’s employment with and separation from the Company or based on any other alleged actor omission by or on behalf of the Executive prior to him signing this General Release other them original acts, fraud, or actions taken in bad faith against the interests of the Company.

8.          This General Release shall be governed by the Internal laws (and not the choice of laws) of the State of Minots.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date:	12/13/07	\s\Richard M. Ravin
RICHARD M. RAVIN

Date:		AON CORPORATION

By:
Name:
Title:

Date:		COMBINED INSURANCE COMPANY
OF AMERICA

By:
Name:
Title:

Exhibit C

GENERAL RELEASE OF ALL CLAIMS

This General Release of All Claims is entered into by and between Aon Corporation and Combined Insurance Company of America, on the one hand (collectively, the “Company”), and Richard Ravin, on the other hand (“Executive”), on this                day of 2007 (“Effective Date”).

This General Release of All Claims is hereby made a part of and incorporated into the Transition Agreement, dated December       , 2007, between the parties hereto.

For valuable consideration, the adequacy of which is hereby acknowledged, the undersigned the Company, on its own behalf and on behalf itself and its past, present and future employees, officers, directors, agents, predecessors, administrators, representatives, affiliates and subsidiaries attorneys, and shareholders, and employee benefit plans, successors, and assigns, do herein unconditionally release, waive, and fully discharge Executive and his heirs, family, representatives, agents, attorneys, successors, assigns and advisors, from any and all legal claims, liabilities, suits, causes of action (whether before a court or an administrative agency), damages, costs, attorneys’ fees, interest, injuries, expenses, debts, or demands of any nature whatsoever, known or unknown, liquidated or unliquidated, absolute or contingent, at law or in equity, which were or could have been filed with any Federal, state, or local court, agency, arbitrator or any other entity, based directly or indirectly on the Executive’s employment with and separation from the Company or based on any other alleged act or omission by or on behalf of the Executive prior to the Effective Date.

This General Release shall be governed by the internal laws (and not the choice of laws) of the State of Illinois.

The persons signing this agreement warrant and represent that they are duly authorized representatives with the power and authority to execute this General Release of All Claims on behalf of the parties for whom they are signing.

Aon Corporation

By:	\s\Richard E. Barry
Its:	Vice President